Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-144451
August 6, 2007
E-House (China) Holdings Limited
      E-House (China) Holdings Limited, or E-House, has filed a registration statement on Form F-1, including a prospectus (the “Prospectus”), with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents E-House has filed with the SEC for more complete information about E-House and this offering. Investors should rely upon the Prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents E-House has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, E-House, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Credit Suisse 1-800-221-1037 or Merrill Lynch 1-866-500-5408 (calling these numbers is not toll free outside the United States). You may also access E-House’s most recent prospectus by visiting EDGAR on the SEC website at http://sec.gov/Archives/edgar/data/1405658/000114554907001386/0001145549-07-001386-index.htm
      This free writing prospectus reflects the following amendments that were made in Amendment No. 4 to E-House’s Registration Statement on Form F-1:
      On August 6, 2007, E-House amended its Registration Statement on Form F-1 to amend the table in the Principal and Selling Shareholders Section as follows:
PRINCIPAL AND SELLING SHAREHOLDERS SECTION
      In the table on page 83, the number of shares beneficially owned by Mr. Xin Zhou and Mr. Neil Nanpeng Shen immediately after the offering as well as the total number of shares beneficially owned by all of our executive directors and officers as a group immediately prior to and after this offering have been revised as follows:

	Ordinary Shares		Ordinary Shares		Shares Beneficially
	Beneficially Owned		Being Sold in This		Owned Immediately
	Prior to This Offering		Offering		After This Offering(1)

	Number(2)	%(3)	Number	%(3)	Number	%(3)

Directors and Executive Officers:
Xin Zhou(4)	42,500,000	67.29	†	†	31,120,000α	41.71
Neil Nanpeng Shen(5)	7,500,000	11.88	—	—	7,500,000	10.05
Charles Chao(6)	—	—	—	—	—	—
Bing Xiang(7)	—	—	—	—	—	—
Hongchao Zhu(8)	—	—	—	—	—	—
Yongyue Zhang(9)	1,000,000	1.58	—	—	1,000,000	1.34
Mark Qiu(10)	9,473,684	15.00	—	—	9,473,684	12.70
Thomas Pulley(11)	—	—	—	—	—	—
Li-Lan Cheng(12)	—	—	—	—	—	—
Jianjun Zang(13)	4,086,000	6.47	†	†	3,568,440	4.78
Xudong Zhu(14)	480,000	*	—	—	480,000	*
Chunlin Chen(15)	350,000	*	—	—	350,000	*
Canhao Huang(16)	1,366,500	2.16	†	†	1,193,410	1.60
Zuyu Ding(17)	450,000	*	†	†	393,000	*
Ber Jen Ko(18)	—	—	—	—	—	—
All Directors and Executive
Officers as a Group(19)	61,303,684	94.17	†	†	49,923,684	66.92

	Ordinary Shares		Ordinary Shares		Shares Beneficially
	Beneficially Owned		Being Sold in This		Owned Immediately
	Prior to This Offering		Offering		After This Offering(1)

	Number(2)	%(3)	Number	%(3)	Number	%(3)

Principal and Selling Shareholders:
On Chance Inc.(20)	19,270,000	30.51	1,250,000	1.68	18,020,000	24.15
CHF Investment Limited(21)	9,473,684	15.00	—	—	9,473,684	12.70
Jun Heng Investment Limited(22)	15,000,000	23.75	1,900,000	2.55	13,100,000	17.56
Smart Create Group Limited(23)	7,500,000	11.88	—	—	7,500,000	10.05